UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

OPENTABLE, INC.

(Name of Subject Company)

OPENTABLE, INC.

(Name of Person Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

68372A104

(CUSIP Number of Class of Securities)

Matthew J. Roberts

Chief Executive Officer

OpenTable, Inc.

One Montgomery Street, 7th Floor

San Francisco, CA 94104

(415) 344-4200

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Patrick A. Pohlen, Esq.

Luke J. Bergstrom, Esq.

Latham & Watkins

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

☒      Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 8.01 (including all exhibits attached thereto and incorporated therein by reference) of the Current Report on Form 8-K filed by OpenTable, Inc. on June 13, 2014 is incorporated herein by reference.